UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CEREPLAST, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-126378	91-2154289
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
3421-3433 West El Segundo Boulevard,
Hawthorne, California 90250
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be registered: Common Stock, par value $0.001 per share
Name of each exchange on which each class is to be registered: The NASDAQ Stock Market LLC
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: None
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
Cereplast, Inc. (the “Registrant”) is authorized to issue two classes of shares, of which 475,000,000 shares are designated as common stock, par value $0.001, of which 10,996,558 are outstanding as of the date hereof and 5,000,000 are designated as preferred stock, par value $0.000, none of which are outstanding.
The holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.
The holders of the preferred stock shall such rights, preferences and privileges as may be determined by the Corporation’s Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by the Corporation’s Board of Directors and the Board of Directors may fix the number of authorized shares of preferred stock for each series and the rights preferences and privileges of each series of preferred stock.
Item 2. Exhibits.
Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Cereplast, Inc.
Date: April 9, 2010	By:	/s/ Frederic Scheer
Chairman & Chief Executive Officer